Exhibit 5.1


                               December 15, 2005

Mr. John Breitung, President and CEO
Art's-Way Manufacturing Co., Inc.
5556 Highway 9
P.O. Box 288
Armstrong, Iowa 50514-0288

     Re:  Registration Statement on Form S-8 Our File No. AWM01-CB001

Dear John:

   We have acted as legal counsel for Art's-Way Manufacturing Co., Inc., a Delaware corporation (the "Company") in connection with the Company's preparation of the above referenced Registration Statement on Form S-8 (the "Form S-8") being filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act") and the prospectus which is not filed, but is included as part of the Form S-8 (the "Prospectus"). The Form S-8 and the Prospectus relate to the 2001 Art's-Way Manufacturing Co., Inc. Director Stock Option Plan (50,000 shares) and all of the shares that are to be offered and sold by the Company pursuant to the plan, in the manner set forth in the plan, Form S-8 and Prospectus.

   In connection herewith, we have examined: (i) the Form S-8 and the Prospectus; (ii) the Company's Certificate of Incorporation, as amended, and the Bylaws, as amended; (iii) the corporate minutes and proceedings of the Company applicable to the filing of the Form S-8; (iv) the option agreements; and (v) such other proceedings, documents and records as we deemed necessary or appropriate for the purpose of making this opinion. In making such examinations, we have assumed the genuineness of all signatures on all documents and conformed originals to all copies submitted to us as conformed or photocopies. In addition to such examination, we have ascertained or verified such additional facts as we deem necessary or appropriate for purposes of this opinion. However, as to various questions of fact material to our opinion, we have relied upon representations, statements or certificates of officers, directors, or representatives of the Company or others.

   Based upon the foregoing, we are of the opinion that: (i) the Company has been legally incorporated and is validly existing under the laws of the State of Delaware; and (ii) the shares issued pursuant to the 2001 Art's-Way Manufacturing Co., Inc. Director Stock Option Plan, upon issuance and payment therefor, as contemplated by the plan, the Form S-8 and the Prospectus, will be validly issued, fully paid and non-assessable common stock of the Company.

   We hereby consent to the filing of this opinion as an exhibit to the Form S-8 and to any references to our firm in the Prospectus. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission promulgated thereunder.

                                           Very truly yours,

                                           Cline, Williams, Wright, Johnson &
                                           Oldfather, L.L.P.